May 27, 1994




Food Lion, Inc.
2110 Executive Drive
P.O. Box 1330
Salisbury, North Carolina  28145-1330


Gentlemen:

      We  have  acted  as  counsel to Food Lion,  Inc.,  a  North
Carolina corporation (the "Company"), in connection with the registration of 14,556,962 shares of Class A non-voting Common Stock, par value $.50 per share (the "Class A Common Stock"), issuable upon conversion of the Company's 5% Convertible Subordinated Debentures due 2003 (the "Debentures"), pursuant to the Registration Statement on Form S-3 (the "Registration
Statement") filed by the Company under the Securities Act of 1933, as amended.

       As such counsel, we have examined the Registration Statement, and have made such other factual and legal investigations as we considered necessary or appropriate for purposes of this opinion. We are familiar with the proceedings undertaken by the Company in connection with the authorization and issuance of the Class A Common Stock in the event that holders of the Debentures elect to convert Debentures into Class A Common Stock.

      Based upon such examinations and investigations, it is our opinion that the material federal income tax consequences expected to apply to the Class A Common Stock (as defined in the prospectus included in the Registration Statement (the "Prospectus")), and of the acquisition by conversion of the Debentures, ownership and disposition of the Class A Common Stock under currently applicable law are as set forth in the Prospectus under the heading "United States Taxation."

      This opinion is based on the relevant law in effect (or, in the case of Proposed Regulations, proposed) and the relevant facts that exist as of the date hereof. We have no obligation to advise the Company or any other person of changes of law or fact that occur after the date hereof.

      We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "United States Taxation" in the Prospectus.

                         Very truly yours,




                          AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,
                          L.L.P.